AMENDMENT NO. 2

TO

AMENDED AND RESTATED BYLAWS

OF

BIOANALYTICAL SYSTEMS, INC.

(Adopted January 11, 2007)

The Amended and Restated Bylaws of Bioanalytical Systems, Inc. (the "Corporation") adopted on August 18, 2005, as amended by Amendment No. 1 thereto adopted on September 25, 2006, are hereby amended to add a new Section 3.2.1 after Section 3.2 and before Section 3.3 to read in its entirety as follows:

Section 3.2.1 Nomination of Directors. (a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors, (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any shareholder of the Corporation (1) who is a shareholder of record on the date of the giving of the notice provided for in this Section 3.2.1 and on the record date for the determination of shareholders entitled to notice of and to vote at such meeting and (2) who complies with the notice procedures set forth in this Section 3.2.1.

(b) In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

(c) To be timely, a shareholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting; and (b) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

(d) If mailed, such notice is given when deposited in the United States mail, with postage thereon prepaid, directed to the shareholder at his address as it appears on the record of shareholders. In the event of a change of address, such shareholder shall file with the Secretary of the Corporation a written request that such shareholder's address be changed in the records of the Corporation, in which event notices to such shareholder shall be directed to such shareholder at such other address.

(e) To be in proper written form, a shareholder's notice to the Secretary must set forth (i) as to each person whom the shareholder proposes to nominate for election as a director (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person, and (4) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (ii) as to the shareholder giving the notice (1) the name and record address of such shareholder, (2) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder, (3) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (4) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, and (5) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(f) No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3.2.1. The Chair of the Nominating Committee or his or her designee shall have the authority to determine whether a nomination is properly made in accordance with the foregoing procedures. If the Chair of the Nominating Committee or his or her designee determines that a nomination was not made in accordance with the foregoing procedures, the chairman of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

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